Exhibit 23.6

December 8, 2003

Board of Directors
HPSC, Inc.
60 State Street
Boston, MA 02110

Members of the Board of Directors:

        We hereby consent to the inclusion of our opinion letter dated November 11, 2003 addressed to the Board of Directors of HPSC, Inc. ("HPSC") and attached as Appendix B to the joint proxy statement/prospectus on Form S-4 reviewed by us, relating to the proposed merger between HPSC and Patriot HFS, Inc., a wholly-owned subsidiary of General Electric Company, and to the references therein to our firm and to our opinion under the headings "Summary—Opinion of HPSC's Financial Advisor," "The Merger—Background of the Merger," and "The Merger—Fairness Opinion of Keefe, Bruyette & Woods, Inc." Our opinion letter is addressed to solely to HPSC's board of directors. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission thereunder.

Sincerely,
By:	/s/ R.W. WASSMUNDT Keefe, Bruyette & Woods, Inc.